Exhibit 99.1

McMoRan Exploration Co. Announces

New Management Structure

NEW ORLEANS, LA, February 3, 2004 – McMoRan Exploration Co. (NYSE:MMR) announced today that it has separated the roles of Chairman and Chief Executive Officer to strengthen its corporate governance structure.  McMoRan named Glenn A. Kleinert President and Chief Executive Officer.  James R. Moffett and Richard C. Adkerson will continue to serve as Co-Chairmen of the Board.  McMoRan will be managed through an Office of the Chairman consisting of Messrs. Moffett, Adkerson and Kleinert.  The Office of the Chairman will direct the business activities of McMoRan, with Mr. Moffett continuing to focus on exploration activities and business strategy including McMoRan’s efforts to develop an LNG facility at its Main Pass Energy Hub (“MPEH”) offshore Louisiana, Mr. Adkerson focusing on financial and administrative activities and financial strategy including the commercial and financing activities for the MPEH, and Mr. Kleinert being responsible for executive management functions including acreage development and production activities.  B. M. Rankin, Jr. continues as Vice Chairman of McMoRan's Board of Directors.  C. Howard Murrish, Executive Vice President, will continue in his key role in McMoRan’s oil and gas exploration activities.

James R. Moffett and Richard C. Adkerson, Co-Chairmen of McMoRan, stated, “We are pleased to announce our new management structure and we look forward to continuing to work as a team with our new President and CEO, Glenn Kleinert, in managing our organization.  This team is fully committed to pursuing our exciting opportunities and adding value for our shareholders.”

Glenn A. Kleinert, age 61, joined the predecessor of McMoRan in 1987 and most recently served as Executive Vice President of McMoRan and President and Chief Operating Officer of McMoRan Oil & Gas LLC.  Mr. Kleinert has played an important role in assembling McMoRan’s significant acreage position and partnership arrangements.  He holds a Bachelor of Business Administration degree in Petroleum Land Management from the University of Texas and a Bachelor of Science degree in Range Science from Texas A&M University.  Before joining McMoRan, Mr. Kleinert worked with Petro-Lewis, OXY Petroleum and Shell Oil Company.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area. Additional information about McMoRan is available on our internet website “www.mcmoran.com”.

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